EXHIBIT 99.1


        INTERACTIVE MOTORSPORTS' ASSET PURCHASE REDUCES DEBT AT YEAR END

          INDIANAPOLIS (January 6, 2006) - Interactive Motorsports and Entertainment Corporation (OTCBB:IMTS) announced today that its wholly-owned subsidiary, Perfect Line, sold assets in exchange for $571,000 in debt reduction and release of past, current and future lease obligations at three Mills Corporation malls. The announcement came from William R. Donaldson, Chairman and CEO of Interactive Motorsports and Entertainment Corporation.

          Perfect Line entered into an Asset Purchase Agreement on December 31, 2005, pursuant to which it sold twenty-eight (28) of its race car simulators to Checker Flag Lightning, LLC ("CFL"), a Michigan limited liability corporation. The simulators are currently operating and located in three Mills Corporation malls, specifically Concord Mills (12 simulators), Opry Mills, (10 simulators) and Gurnee Mills (6 simulators).

          As part of the transaction, CFL and Mills Corporation agreed in separate Assignment, Assumption and Consent Agreements that CFL will be assigned the leases and will assume all of Perfect Line's outstanding obligations to The Mills Corporation and it affiliates under the Perfect Line's lease agreements for Concord Mills, Katy Mills and Opry Mills. As part of that agreement, Mills released Perfect Line from all past, current and future monetary obligations under those leases.

          In addition, CFL agreed to a $400,000 note and security agreement for CFL's outstanding financial obligations to Perfect Line related to the Mills sites, with a term of 68 months and the six (6) simulators at Gurnee Mills as security for the note.

          "We are fortunate to have a strong asset base that allows us to both generate cash and reduce debt," commented Donaldson. "Such transactions emphasize the wide variance between the book value of our simulator assets and their market value."


                                      -30-

For more information on IMTS, visit www.SMSonline.com


Forward-looking statements
Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Interactive Motorsports and Entertainment Corporation, are subject to a number of risks and uncertainties that may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, the outlook of the economy and the effect on future revenues, access to and cost of capital, uncertainty of new product development, competition, and dependence on updated technology and licenses and leases.

Contact
InvestorRelations@SMSonline.com; (800) 766-2782
Investor Relations on the web:
    http://www.SMSonline.com/company/inv_rel_index.asp



              Interactive Motorsports and Entertainment Corporation
                                  (OTCBB:IMTS)
        Corporate Office: 5624 West 73rd Street o Indianapolis, IN 46278
                     Phone: 317-295-3500 o Fax: 317-298-8924
                                www.SMSonline.com